Exhibit 99.1

For Immediate Release

September 20, 2005

Contact: Robb Leer 612-701-0608 or Larry E. Williams

Ballistic Recovery Systems, Inc. (BRS) 651-457-7491   Leercommunication@scc.net or

LarryWilliams@BRSparachutes.com

BALLISTIC RECOVERY SYSTEMS, INC. and

CHARLES F. PARSONS and AEROSPACE MARKETING, INC.
Reach Settlement

Whole-airplane parachute manufacturer looking forward to future success in saving lives

South St. Paul, MN   – September 20,2005 - Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB – BRSparachutes.com), announced today that it has reached a settlement that resolves all claims in a breach of contract suit involving Charles F. Parsons and Aerospace Marketing, Inc. (collectively,” Parsons”).

The lawsuit, relates to the termination of the sales and marketing contract between the Company and Parsons relating to the GARD-150 and GARD-172 products. Under the terms of the settlement, BRS agreed to pay Parsons $1.9 million over an eight year graduated payout schedule. In July of 2005, a Jury verdict against BRS awarded Parsons $3.4 million in damages.  This negotiated settlement brings to an end the business relationship established for Parsons to have the exclusive rights for the BRS-172 product designed for the Cessna aftermarket.

Commenting on the results, Larry E. Williams, the Chief Executive Officer of BRS, said, “The settlement terms allow BRS to continue on its growth path in selling aviation safety products while not adversely affecting ongoing operations. It is unfortunate that this matter required legal intervention.  This settlement represents an opportunity for BRS to move on and to continue the product development and market penetration that has made us so successful for 25 years. Moreover, we have the capability to pay this settlement over time with minimal impact to operations.”

“We are excited to once again direct 100 percent of our focus and effort to providing our customers with truly outstanding aviation safety products backed by personal customer service,” Williams said.

BRS is a South St. Paul, Minnesota, based company that designs, manufactures and distributes whole-plane emergency parachute systems for use on general aviation and recreational aircraft. Since the early 1980’s BRS has delivered more than 20,000 parachute systems to aircraft owners around the world including over 2,000 systems on certified aircraft like the Cirrus Design aircraft manufactured in Duluth, Minn. To date, BRS on-board emergency parachute systems have been credited with saving 181 lives.

The forward looking matters discussed here should be considered subject to risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, the results of litigation and other risks that could cause the actual results to differ materially from those projected.  For more information, review the company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form 10-KSB.

For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul, MN 55075;USA(LarryWilliams@BRSparachutes.com ) TEL 651.457.7491 ; FAX 651.457.8651 or Robb Leer media liaison at
612-701-0608  (Leercommunication@scc.net )

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